                                                                      Exhibit 99

                                 CERTAIN FACTORS

     Project Software & Development, Inc. (the "Company") is filing this Exhibit with the Securities and Exchange Commission in order to set forth in a readily available document certain significant risks and uncertainties that are important considerations to be taken into account in conjunction with consideration and review of the Company's reports, registration statements, information statements, press releases, and other publicly-disseminated documents (including oral statements concerning Company business information made by others on behalf of the Company) that include forward-looking information.

     The nature of forward-looking information is that such information involves assumptions, risks and uncertainties. Certain public documents of the Company and oral statements made by authorized officers, directors, employees, agents and representatives of the Company, acting on its behalf, may include forward-looking information which will be influenced by the following and other assumptions, risks and uncertainties. Forward-looking information requires management of the Company to make assumptions, estimates, forecasts and projections regarding the Company's future results as well as the future effectiveness of the Company's strategic plans and future operational decisions. Forward-looking statements made by or on behalf of the Company are subject to the risk that the forecasts, projections, and expectations of management, or assumptions underlying such forecasts, projections and expectations, may become inaccurate. Accordingly, actual results and the Company's implementation of its plans and operations may differ materially from forward-looking statements made by or on behalf of the Company. The following discussion identifies certain important factors that could affect the Company's actual results and actions and could cause such results and actions to differ materially from any forward-looking statements made by or on behalf of the Company that related to such results and actions. Other factors, which are not identified herein, could also have such an effect.

GENERAL ECONOMIC RISK FACTORS

     Forward-looking statements of the Company are subject to the risk that assumptions made by management of the Company concerning future general economic conditions such as recession, inflation, interest rates, tax rates, consumer spending and credit and other future conditions having an impact on software markets and the Company's business may prove to be incorrect. Adverse changes in such future economic conditions could have an adverse effect on the Company's business.

RAPID TECHNOLOGICAL CHANGE

     The computer software industry is characterized by rapid technological advances, changes in customer requirements and frequent product introductions and enhancements. The Company's success depends upon its ability to continue to enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, the

Company believes that it must continue to respond quickly to users' needs for broad functionality and to advances in hardware and operating systems. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements, or that the Company will not experience significant delays in developing such new products or product enhancements, which delays could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that new products and product enhancements developed by the Company will achieve market acceptance.

DEPENDENCE ON MAXIMO

     The Company's revenues are primarily attributable to the licensing of its MAXIMO product, introduced in 1991, and to related services and support. Revenues from licenses of MAXIMO and related services and support accounted for approximately 91.0% of the Company's total revenues in fiscal 1996. The Company's financial performance in fiscal 1997 will depend on continued market acceptance of MAXIMO. The Company believes that continued market acceptance of MAXIMO will largely depend on its ability to enhance and broaden the capabilities of MAXIMO, by, among other things, developing additional application modules for MAXIMO, versions of MAXIMO that will utilize additional industry standard databases and by developing and incorporating into the MAXIMO product technologies that are emerging in connection with the Internet. Any factor adversely affecting sales of MAXIMO, such as delays in development, significant software flaws, incompatibility with significant hardware platforms, operating systems or databases, increased competition or negative evaluations of the products, would have a material adverse effect on the Company's business and financial results.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company has experienced, and may in the future experience, significant period-to-period fluctuations in revenues and operating results. The Company's revenues and income from operations typically grow at a lower rate or decline in the first quarter of each fiscal year, compared to the fourth quarter of the preceding fiscal year. In addition, revenues are typically higher in the fourth quarter than in other quarters of the year. The Company believes that these quarterly patterns are partly attributable to the Company's sales commission policies, which compensate members of the Company's direct sales force for meeting or exceeding annual quotas. In addition, the Company's quarterly revenues and operating results have fluctuated historically, due to the number and timing of product introductions and enhancements, the budgeting and purchasing cycles of customers, the timing of product shipments and the timing of marketing and product development expenditures. The Company typically realizes a significant portion of its revenue from software licenses in the last month of a quarter, frequently in the last weeks or even days of a quarter. Large software license contracts may have a significant impact on revenues for any quarter and could therefore result in significant fluctuations in quarterly revenues and operating results. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

     The Company generally ships its products upon receipt of orders and maintains no significant backlog. As a result, revenues from license fees in any quarter are substantially dependent on orders booked and shipped in that quarter. A delay in or loss of orders can cause significant variations in operating results. A significant portion of the Company's operating expenses are fixed in the short term, and planned expenditures are based primarily on sales forecasts. Accordingly, if revenues do not meet the Company's expectations in any given quarter, operating results may be materially adversely affected.

COMPETITION

     The market for applications software is intensely competitive and rapidly changing. While the Company believes that it has competed effectively to date, competition in its industry is likely to intensify as current competitors expand their product lines and new companies enter the market. To remain successful in the future, the Company must respond promptly and effectively to the challenges of technological change, evolving standards and its competitors' innovations by continually enhancing its own product, services and support offerings, as well as its marketing programs. There can be no assurance that the Company will continue to be able to compete successfully in the future.

     The market for asset maintenance software is fragmented by geography, by hardware platform and by industry orientation, and is characterized by a large number of competitors. Currently, the Company's client/server versions of MAXIMO, MAXIMO Enterprise and Workgroup, compete with products of a number of large vendors which have traditionally provided maintenance software running on mainframes and minicomputers and are now offering systems for use in the client/server environment. MAXIMO Enterprise also competes with integrated enterprise management systems which are provided by several large vendors and which include maintenance modules. MAXIMO ADvantage competes with a number of competitors, including a national vendor and other various small regional companies. The Company expects that in the future MAXIMO Enterprise and Workgroup may encounter competition from vendors of low cost maintenance management systems designed initially for use by a single user or limited number of users as vendors of these products upgrade their functionality in an attempt to enter the client/server market.

     Certain of the Company's competitors have greater financial, marketing, service and support and technological resources than the Company. To the extent that such competitors increase their focus on the asset maintenance or planning and cost systems markets, the Company could be at a competitive disadvantage.

INTERNATIONAL OPERATIONS

     A significant portion of the Company's total revenues are derived from operations outside the United States. The Company derived 40.5%, 38.4%, and 39.7% of its total revenue from sales outside the United States in fiscal years 1996, 1995, and 1994, respectively. This international business is subject to various risks common to international activities, including exposure to currency fluctuations, greater difficulty in collecting accounts receivable, political and economic instability, the greater difficulty of administering business abroad and the need to comply with a wide variety of foreign import and United States export laws and regulatory requirements. A significant portion of the Company's total revenue is derived from international operations which are conducted in foreign currencies. Changes in the values of these foreign currencies relative to the United States dollar have in the past adversely affected, and may in the future affect, the Company's results of operations and financial position. Gains and losses on translation to United States dollars and settlement of receivables from international subsidiaries may contribute to fluctuations in the Company's results of operations. To date, the Company has not engaged in currency hedging transactions. The Company may in the future undertake currency hedging, although there can be no assurance that hedging transactions, if entered into, would materially reduce the effects of fluctuations in foreign currency exchange rates on the Company's results of operations.

DEPENDENCE ON THIRD PARTIES

     MAXIMO Enterprise and Workgroup operate with the ORACLE, SYBASE and Centura Corporation's SQLBase database management systems. The Company is developing an interface for MAXIMO Enterprise to the SQLServer database management system, but such additional version is not yet available. MAXIMO ADvantage runs on the Microsoft Access database. Introduction and increased market acceptance of database management systems with which the Company's products do not operate, or failure of ORACLE, SYBASE, SQLBase or Access to achieve continued market acceptance, could adversely affect the market for the Company's products.

     The Company has entered into non-exclusive license agreements with Centura Corporation, Management Information Technology, Incorporated and Netronic Software GmbH, pursuant to which the Company incorporates into its products software providing certain application development, user interface and graphics capabilities developed by these companies. If the Company were unable to renew these licenses, or if any of such vendors were to become unable to support and enhance its products, the Company could be required to devote additional resources to the enhancement and support of these products or to acquire or develop software providing equivalent capabilities, which could cause delays in the development and introduction of products incorporating such capabilities.

PRODUCT DEVELOPMENT:  INTERNET

     The Company is currently developing software to incorporate into the MAXIMO product technologies emerging in conjunction with the Internet. Internet technologies and applications generally are developing and gaining acceptance rapidly in the market. There can be no assurance that the Company will successfully anticipate trends in this market, that the Company will be successful in its Internet development efforts or that the Company's Internet applications, if developed, will achieve market acceptance.

LIMITED INTELLECTUAL PROPERTY PROTECTION

     The Company's success is dependent upon proprietary technology. The Company currently has no patents and protects its technology primarily through copyrights, trademarks, trade secrets and employee and third party non-disclosure agreements. The Company's software products are often licensed to customers under "shrink wrap" licenses included as part of the product packaging. Although, in larger sales, the Company's shrink wrap licenses may be accompanied by specifically negotiated agreements signed by the licensee, in many cases its shrink wrap licenses are not negotiated with or signed by individual licensees. Certain provisions of the Company's shrink wrap licenses, including provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or development by others of similar technology. Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert infringement claims in the future.

LACK OF A CHIEF EXECUTIVE OFFICER

     Since August 1996, the Company has operated without a Chief Executive Officer. Although the Board of Directors is currently engaged in a search for a new Chief Executive Officer, no assurance can be given that an acceptable new Chief Executive Officer will be identified or that if such person is identified, such person will be successful in managing the Company or in obtaining acceptance by the financial markets.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on certain key executive officers and technical employees, the loss of one or more of whom could have an adverse impact on the future operations of the Company. The Company does not have employment contracts with, and does not maintain key person life insurance policies on, any personnel. In addition, the

Company may need to hire additional skilled personnel to support the continued growth of its business. There can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified employees.

MAXIMO ADVANTAGE; MAINTENANCE AUTOMATION CORPORATION

     The core of the software constituting MAXIMO ADvantage was acquired by the Company through its acquisition of Maintenance Automation Corporation ("MAC"). MAC's product, Chief ADvantage, has been renamed MAXIMO ADvantage and enhanced since the acquisition. The software architecture for PC-based MAXIMO ADvantage is significantly different from the client/server architecture of MAXIMO Enterprise and Workgroup. Since its acquisition of MAC, the Company has incurred significant additional and unexpected costs to complete the development of MAXIMO ADvantage that meets the quality and functionality standards demanded by the Company. In addition to these unexpected costs, there has been a delay in excess of six months in completing the new release of this product. The Company has restructured MAC's telesales distribution operation for MAXIMO ADvantage. No assurance can be given that MAC will in the future be profitable or that its telesales distribution operation for MAXIMO ADvantage will achieve the Company's goals.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has increased significantly since the Company's initial public offering in April 1994. Fiscal 1996 was marked by generally rising stock prices, favorable industry conditions and improved operating results by the Company, all of which are subject to change. Factors such as announcements of technological innovations or new products by the Company, its competitors and other third parties, as well as quarterly variations in the Company's results of operations and market conditions in the industry, may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in general has recently experienced substantial price and volume fluctuations, which have particularly affected the market prices of many software companies and which have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

LITIGATION RISKS

     The Company is subject to the normal risks of litigation with respect to its business operation.

FACTORS AFFECTING THE COMPANY'S BUSINESS ARE SUBJECT TO CHANGE

     This Exhibit contains cautionary statements concerning certain factors that may influence the business of the Company and are made as of the date of this Exhibit. Such factors are subject to change. The cautionary statements set forth in this Exhibit are not intended to cover all of the factors that may affect the Company's business in the future. Forward-looking information disseminated publicly by the Company following the date of this Exhibit may be subject to additional factors hereinafter published by the Company.

NO REVISIONS OR UPDATES TO FORWARD-LOOKING STATEMENTS

     The Company will have no obligation to release publicly any revision or update to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



December 27, 1996